Entech Solar Announces a Management Change

Fort Worth, TX – March 2, 2010 – Entech Solar (OTC BB: ENSL.OB), with plans to become a leading developer of renewable energy technologies, today announced that Sandra J. Martin has resigned, effective April 23, 2010, as the Chief Financial Officer and Chief Accounting Officer of Entech Solar.

“Entech Solar has been fortunate to have had a CFO like Sandy Martin and I appreciate that she has agreed to work until April 23rd. By her doing so, the Company will benefit from Ms. Martin's experience during this time as it prepares its annual report and will have added time to bring in an acting CFO while we look for a permanent CFO. Sandy is a true professional and I wish her the best of luck.” said David Gelbaum, CEO and Chairman of Entech Solar.

“I am thankful to have had the opportunity to work with the Company and want to express my sincere wishes for continued success to the entire Entech Solar team,” stated Sandy Martin, Chief Financial Officer of Entech Solar.

About Entech Solar
Entech Solar, Inc. is a leading developer of renewable energy technologies and sustainable daylighting solutions for the commercial, industrial and utility markets.  Entech Solar designs concentrating solar modules that provide both electricity and thermal energy as part of its ThermaVolt™ product line and electricity only as part of the SolarVolt™ product line. The Company also manufactures and markets the Entech™ Tubular Skylight, a state-of-the-art tubular skylight that provides superior light output and optical efficiency for the commercial and industrial green building initiatives.  For more information, please visit www.entechsolar.com.

Entech Solar Media Contact:
David Goldman
Expansion Media
646-335-0268
david@expansionmedia.net

Entech Solar Investor Relations Contact:
Sandy Martin
817-224-3600
ir@entechsolar.com